SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 23, 2008 (May 20, 2008)

MAKEUP.COM LIMITED
(Exact name of Company as specified in Charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3416 Via Lido, Suite F
Newport Beach, California 92663
(Address of Principal Executive Offices)

800-347-5057
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

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Item 3.02    Unregistered Shares of Equity Securities.

On May 20, 2008 we issued a total of 149,837,498 shares of our common stock to a total of four persons (the “Lenders”).  The common stock was issued in payment of certain promissory notes that were issued at various times during the 2007 and 2008 fiscal years by our subsidiaries, Makeup Incorporated or Online Makeup Inc. (the “Subsidiaries”)  The promissory notes totaled $3,034,122 in principal amount and $202,368 in accrued interest.  According to the loan agreements signed by the Subsidiaries, us and the Lenders, the Lenders are entitled to demand payment of the loans with our common stock at a conversion price which was the lesser of (1) $0.50 per share or (2) a 20% discount to the closing market price of our common stock on the day that the Subsidiaries received the demand for payment from the Lenders.  On the date that the Subsidiaries received the demand, the closing price of our common stock was $0.027 per share.  The common stock was issued to the Lenders in reliance on section 4(2) of the Securities Act of 1933 inasmuch as the common stock was issued to accredited investors only without any form of general solicitation or general advertising.

Item 5.01    Changes in Control of the Registrant.

 As discussed in Item 3.02 above, on May 20, 2008 we issued to Mr. Richard N. Jeffs a total of 112,537,010 shares of our common stock in payment of loans made by Mr. Jeffs to the Subsidiaries in the principal amount of $2,282,898.  Prior to this issuance, Mr. Jeffs owned 2,500 shares of our common stock.  Mr. Jeffs currently owns approximately 57.8% of our outstanding common stock.  The loans provided to Makeup Incorporated by Mr. Jeffs were from his personal funds.  There is no arrangement or understanding by us with Mr. Jeffs with respect to election of directors or other matters.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAKEUP.COM LIMITED

Dated: May 23, 2008	By:	/s/ Robert E. Rook
Robert E. Rook Chief Executive Officer

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